Registrant Name: Vanguard International Equity Index Funds
CIK:  0000857489
File Number:  811-5972


The Vanguard European Stock Index Fund and the Vanguard Pacific Stock Index Fund both issued a new class of shares called Admiral Class. The Admiral Class shares were first issued on August 13, 2001.